COMPANY ACT

MEMORANDUM

of

375006 B.C. LTD.

I wish to be formed into a company with limited liability under the Company Act in pursuance of this Memorandum.

1.

The name of the Company 375006 B.C. LTD.

2.

The authorized capital of the Company consists of 50,000,000 Common shares without par value.

3.

I agree to take the number of shares in the Company set opposite my name.

Full Name, Resident Address and

Number of Shares

Occupation of Subscriber

Taken by Subscriber

Don D. Mainland

1 Common share without par value

#5 - 150 W. 10th Avenue

Vancouver, British Columbia

V5Y 1R8

Corporate Services Supervisor

TOTAL SHARES TAKEN:

1 Common share without par value.

DATED the 19th day of October, 1989.

Z137/504